UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 2)

SMARTVIDEO TECHNOLOGIES, INC.
(Name of Subject Company (issuer))

SMARTVIDEO TECHNOLOGIES, INC. (Issuer and Offeror)
(Name of Filing Person (identifying Status as Offeror, Issuer or Other Person))

Warrants to Purchase Common Stock
Having an Exercise Price of $6.50, $5.50, $5.00, $4.30,
$3.50, $2.50, $2.10, $2.00, $1.50
$1.25, $1.00 and $0.75 Per Share
(Title of Classes of Securities)

831698 10 5
(CUSIP Number of Class of Securities (Underlying Common Stock))

David R. Ross
Interim Chief Executive Officer
SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100

(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications on Behalf of Filing Person)

Copy to:

Elizabeth H. Noe, Esq.
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
(404) 815-2400
Fax: (404) 815-2424

CALCULATION OF FILING FEE

Transaction Valuation (1)	Amount of Filing Fee (2)
$9,069,031	$970.38
(1)
Underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The filing fee was determined based upon the sum of: (A) 450,000 shares of Common Stock underlying outstanding $6.50 warrants multiplied by a $0.33 per share exercise price; (B) 375,000 shares of Common Stock underlying outstanding $5.50 warrants multiplied by a $0.33 per share exercise price; (C) 275,000 shares of Common Stock underlying outstanding $5.00 warrants multiplied by a $0.33 per share exercise price; (D) 150,000 shares of Common Stock underlying outstanding $4.30 warrants multiplied by a $0.33 per share exercise price; (E) 167,172 shares of Common Stock underlying outstanding $3.50 warrants multiplied by a $0.33 per share exercise price; (F) 7,388,000 shares of Common Stock underlying outstanding $2.50 warrants multiplied by a $0.30 per share exercise price; (G) 370,000 shares of Common Stock underlying outstanding $2.10 warrants multiplied by a $0.28 per share exercise price; (H) 534,783 shares of Common Stock underlying outstanding $2.00 warrants multiplied by a $0.31 per share exercise price; (I) 534,783 shares of Common Stock underlying outstanding $1.50 warrants multiplied by a $0.29 per share exercise price; (J) 20,617,991 shares of Common Stock underlying outstanding $1.25 warrants multiplied by a $0.25 per share exercise price; (K) 1,739,130 shares of Common Stock underlying outstanding $1.00 warrants multiplied by a $0.26 per share exercise price; and (L) 1,608,290 shares of Common Stock underlying outstanding $.75 warrants multiplied by a $0.22 per share exercise price.

(2)	The amount of the filing fee equals $107.00 per million dollars of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$970.38
Form or Registration No.:	Schedule TO-I
Filing party:	SmartVideo Technologies, Inc.
Date filed:	March 9, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Introduction

This Amendment No. 2 (this “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “Commission) on March 9, 2007, as amended by Amendment No. 1 to Schedule TO filed with the Commission on March 30, 2007 (“Amendment No. 1”), by SmartVideo Technologies, Inc., a Delaware Corporation (the “Company”), and relates to an offer by the Company to amend certain of its outstanding warrants upon the terms and subject to the conditions set forth in the Offer to Amend and Exchange dated March 9, 2007, as amended by Amendment No. 1. This Amendment extends the offer period such that the offer shall expire at 5:00 p.m., Eastern time, on April 20, 2007. As of the date of this Amendment, over 75% of eligible warrants had been validly tendered and not withdrawn.

Item 12. Exhibits.

(a)(1)(A)	Letter to Holders of Certain Warrants.*

(a)(1)(B)	Offer to Amend and Exchange dated March 9, 2007.*

(a)(1)(C)	Form of Election Form.*

(a)(1)(D)	Form of Withdrawal Form.*

(a)(1)(E)	Instructions to Election Form and Withdrawal Form.*

(a)(1)(F)	Press Release, dated April 9, 2007.

(b)	Not applicable.

(d)(1)	Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(2)	Subscription Agreement, dated as of December 31, 2004, incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(3)	Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(4)	Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(5)
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(6)	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
(d)(7)
Amendment No. 1 to Securities Purchase Agreement dated March 29, 2005 between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference to Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(8)
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(9)
Form of callable warrant issued to each purchaser in the December 2004 private placement, incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(10)
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(11)
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(12)
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(13)
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(14)
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(15)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference to Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(16)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference to Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(17)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference to Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(18)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference to Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(19)
Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on November 4, 2005 (the “November 2005 Form 8-K.”).

(d)(20)	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference to Exhibit 4.1 to the November 2005 Form 8-K.
(d)(21)	Form of Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(22)	Securities Purchase Agreement dated July 7, 2006 between the Registrant and the investors party thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(23)	Registration Rights Agreement dated July 7, 2006 between the Registrant and the investors party thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(24)	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference to Exhibit 10.4 to the November 2005 Form 8-K.
(d)(25)	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.
(d)(26)	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference to Exhibit 10.6 to the November 2005 Form 8-K.
(d)(27)	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.7 to the November 2005 Form 8-K.
(d)(28)	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference to Exhibit 10.8 to the November 2005 Form 8-K.
(d)(29)	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.9 to the November 2005 Form 8-K.
(d)(30)	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference to Exhibit 10.10 to the November 2005 Form 8-K.
(d)(31)	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.11 to the November 2005 Form 8-K.
(d)(32)	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on December 7, 2005.
(d)(33)
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 31, 2006.

(d)(34)
Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Registrant, incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 filed on February 3, 2006.

(d)(35)	Employment Agreement dated as of February 28, 2006, between the Registrant and David Ross, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 6, 2006.
(d)(36)
Agreement dated April 14, 2006, among the Registrant, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-1 filed on April 19, 2006 (SEC File No. 333-124918).

(d)(37)
Settlement and Release Agreement dated June 8, 2006 between the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on June 13, 2006.

(d)(38)
Interim Executive Services Agreement dated March 20, 2006 between the Registrant and Tatum, LLC, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(39)
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on July 21, 2006.

(d)(40)
Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2006.

(d)(41)	Form of $2.50 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on July 21, 2006.
(d)(42)
Employment Agreement, dated as of June 12, 2006, between the Registrant and Tom Parrish, incorporated by reference to Exhibit 10.19 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(43)
Employment Agreement, dated as of June 30, 2006, between the Registrant and Tracy Caswell, incorporated by reference to Exhibit 10.20 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(44)
First Amendment to Tracy Culver Caswell's June 30th, 2006 Executive Employment Agreement, dated as of July 25, 2006, between the Registrant and Tracy Caswell, incorporated by reference to Exhibit 10.21 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(45)
Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Registrant, incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(46)
Master Consulting Agreement, between James Morrison and the Registrant dated July 24, 2006, incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(47)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).

(d)(48)
Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Registrant, incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).

(d)(49)	Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(50)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(51)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(52)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(53)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(54)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(55)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(56)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.33 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(57)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.34 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(58)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.35 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(59)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.36 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(60)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.37 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(61)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(62)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(63)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.40 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(64)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(65)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(66)	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit B to the Registrant’s proxy statement on Schedule 14A filed on July 21, 2004.
(d)(67)	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference to Annex A to the Registrant's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.
(d)(68)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(69)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.46 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(70)	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(71)	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.48 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(72)
General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the claimant parties signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 17, 2006.

(d)(73)
Registration Rights Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the investors signatory thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on January 17, 2006.

(d)(74)	Letter dated July 7, 2006 regarding extension of the Growth Consultants, LLC Consulting Agreement, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 10-Q filed on November 6, 2006
(d)(75)
Consulting Agreement, dated November 1, 2006, among Centurion Investments and Holding Company, and the Registrant, incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2006 filed on March 30, 2007.

(d)(76)
Redeemable Warrant to Purchase 150,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to William B. Bandy and dated November 12, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(77)
Redeemable Warrant to Purchase 13,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to Christopher V. Devone and dated November 12, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(78)
Redeemable Warrant to Purchase 25,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to Christopher V. Devone and dated October 30, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(79)
Redeemable Warrant to Purchase 350,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.10 per share issued to Dale Financial Consulting Services, Attn: Dick Newburg and dated February 28, 2006, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(80)
Registration Rights Agreement dated February 28, 2006 between SmartVideo Technologies, Inc. and Dale Financial Consulting Services, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(81)
Redeemable Warrant to Purchase 20,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.10 per share issued to Al Mahesh and dated February 28, 2006, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(82)
Registration Rights Agreement dated February 28, 2006 between SmartVideo Technologies, Inc. and Al Mahesh, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(83)	SmartVideo Technologies, Inc. 2004 Stock Incentive Plan, incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.
(d)(84)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed on February 10, 2006.
(d)(85)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on February 10, 2006.
(d)(86)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.3 to the Registrant’s Form 8-K filed on February 10, 2006.

*	Previously filed with Schedule TO on March 9, 2007.

**
Certain confidential information contained in the document filed has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g)	Not applicable.

(h)	Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

SMARTVIDEO TECHNOLOGIES, INC.

By:	/s/ William J. Loughman
William J. Loughamn
Chief Financial Officer

Date: April 9, 2007

INDEX TO EXHIBITS

(a)(1)(A)	Letter to Holders of Certain Warrants.*

(a)(1)(B)	Offer to Amend and Exchange dated March 9, 2007.*

(a)(1)(C)	Form of Election Form.*

(a)(1)(D)	Form of Withdrawal Form.*

(a)(1)(E)	Instructions to Election Form and Withdrawal Form.*

(a)(1)(F)	Press Release, dated April 9, 2007.

(b)	Not applicable.

(d)(87)	Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(88)	Subscription Agreement, dated as of December 31, 2004, incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(89)	Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(90)	Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(d)(91)
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(92)	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
(d)(93)
Amendment No. 1 to Securities Purchase Agreement dated March 29, 2005 between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference to Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(94)
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(95)
Form of callable warrant issued to each purchaser in the December 2004 private placement, incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(96)
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(97)
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(98)
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(99)
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(100)
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(d)(101)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference to Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(102)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference to Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(103)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference to Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(104)
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference to Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2 (SEC File No. 333-124918 ).

(d)(105)
Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on November 4, 2005 (the “November 2005 Form 8-K.”).

(d)(106)	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference to Exhibit 4.1 to the November 2005 Form 8-K.
(d)(107)	Form of Warrant, incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(108)	Securities Purchase Agreement dated July 7, 2006 between the Registrant and the investors party thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(109)	Registration Rights Agreement dated July 7, 2006 between the Registrant and the investors party thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2006.
(d)(110)	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference to Exhibit 10.4 to the November 2005 Form 8-K.
(d)(111)	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.
(d)(112)	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference to Exhibit 10.6 to the November 2005 Form 8-K.
(d)(113)	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.7 to the November 2005 Form 8-K.
(d)(114)	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference to Exhibit 10.8 to the November 2005 Form 8-K.
(d)(115)	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.9 to the November 2005 Form 8-K.
(d)(116)	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference to Exhibit 10.10 to the November 2005 Form 8-K.
(d)(117)	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference to Exhibit 10.11 to the November 2005 Form 8-K.
(d)(118)	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on December 7, 2005.
(d)(119)
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 31, 2006.

(d)(120)
Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Registrant, incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 filed on February 3, 2006.

(d)(121)	Employment Agreement dated as of February 28, 2006, between the Registrant and David Ross, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on March 6, 2006.
(d)(122)
Agreement dated April 14, 2006, among the Registrant, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-1 filed on April 19, 2006 (SEC File No. 333-124918).

(d)(123)
Settlement and Release Agreement dated June 8, 2006 between the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on June 13, 2006.

(d)(124)
Interim Executive Services Agreement dated March 20, 2006 between the Registrant and Tatum, LLC, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(125)
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on July 21, 2006.

(d)(126)
Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2006.

(d)(127)	Form of $2.50 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on July 21, 2006.
(d)(128)
Employment Agreement, dated as of June 12, 2006, between the Registrant and Tom Parrish, incorporated by reference to Exhibit 10.19 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(129)
Employment Agreement, dated as of June 30, 2006, between the Registrant and Tracy Caswell, incorporated by reference to Exhibit 10.20 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(130)
First Amendment to Tracy Culver Caswell's June 30th, 2006 Executive Employment Agreement, dated as of July 25, 2006, between the Registrant and Tracy Caswell, incorporated by reference to Exhibit 10.21 of the Registrant’s Registration Statement on Form S-1/A filed on July 26, 2006 (SEC File No. 333-135532).

(d)(131)
Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Registrant, incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(132)
Master Consulting Agreement, between James Morrison and the Registrant dated July 24, 2006, incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(133)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).

(d)(134)
Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Registrant, incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).

(d)(135)	Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(136)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(137)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(138)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(139)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(140)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.31 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(141)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(142)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.33 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(143)
Redeemable Warrant issued to Skyward Mobile, LLC, incorporated by reference to Exhibit 10.34 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(144)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.35 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(145)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.36 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(146)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.37 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(147)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(148)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(149)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.40 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(150)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(151)
Redeemable Warrant issued to James Morrison, incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034). **

(d)(152)	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit B to the Registrant’s proxy statement on Schedule 14A filed on July 21, 2004.
(d)(153)	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference to Annex A to the Registrant's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.
(d)(154)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.45 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(155)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.46 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(156)	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.47 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(157)	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.48 to the Registrant’s Registration Statement on Form S-1/A filed on September 27, 2006 (SEC File No. 333-137034).
(d)(158)
General Release and Settlement Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the claimant parties signatory thereto, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 17, 2006.

(d)(159)
Registration Rights Agreement dated January 11, 2007 by and between SmartVideo™ Technologies, Inc. d/b/a uVuMobile™ and the investors signatory thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on January 17, 2006.

(d)(160)	Letter dated July 7, 2006 regarding extension of the Growth Consultants, LLC Consulting Agreement, incorporated by reference from Exhibit 10.4 to the Registrant’s Form 10-Q filed on November 6, 2006
(d)(161)
Consulting Agreement, dated November 1, 2006, among Centurion Investments and Holding Company, and the Registrant, incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2006 filed on March 30, 2007.

(d)(162)
Redeemable Warrant to Purchase 150,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to William B. Bandy and dated November 12, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(163)
Redeemable Warrant to Purchase 13,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to Christopher V. Devone and dated November 12, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(164)
Redeemable Warrant to Purchase 25,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.50 per share issued to Christopher V. Devone and dated October 30, 2003, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(165)
Redeemable Warrant to Purchase 350,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.10 per share issued to Dale Financial Consulting Services, Attn: Dick Newburg and dated February 28, 2006, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(166)
Registration Rights Agreement dated February 28, 2006 between SmartVideo Technologies, Inc. and Dale Financial Consulting Services, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(167)
Redeemable Warrant to Purchase 20,000 Shares of the Common Stock of SmartVideo Technologies, Inc. for $2.10 per share issued to Al Mahesh and dated February 28, 2006, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(168)
Registration Rights Agreement dated February 28, 2006 between SmartVideo Technologies, Inc. and Al Mahesh, incorporated by reference to Exhibit (d)(76) to the Registrant’s Tender Offer Statement on Form TO filed March 9, 2007.

(d)(169)	SmartVideo Technologies, Inc. 2004 Stock Incentive Plan, incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2003.
(d)(170)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed on February 10, 2006.
(d)(171)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on February 10, 2006.
(d)(172)	Notice of Redemption of Redeemable Warrants, incorporated by reference to Exhibit 99.3 to the Registrant’s Form 8-K filed on February 10, 2006.

*	Previously filed with Schedule TO on March 9, 2007.

**
Certain confidential information contained in the document filed has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.